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                                                                    Exhibit 23.8


                            CONSENT OF LEGAL COUNSEL


     We consent to the use of our name under the captions Legal Matters and Description of the Notes Enforceability of Judgments in this Registration Statement and any amendments thereto. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.



                                                                 /s/ Kim & Chang
                                                                ----------------
                                                                     Kim & Chang
                                                                   June 18, 2001